Exhibit 10.1

Letter Agreement

August 16, 2023

Verve Cloud, Inc.

825 W. Bitters St., Suite 104

San Antonio, TX 78216

Attn: Antonio Estrada

Mr. Estrada:

Reference is hereby made to that certain Credit Agreement dated as of November 17, 2020 (as amended by that certain First Amendment to Credit Agreement dated as of December 20, 2021, that certain Joinder and Second Amendment to Credit Agreement dated as of February 4, 2022, that certain Forbearance Agreement and Third Amendment to Credit Agreement dated as of June 13, 2022 (as amended by that certain Amendment to Forbearance Agreement dated as of October 17, 2022, with an effective date as of August 8, 2022, by that certain Second Amendment to Forbearance Agreement dated as of December 15, 2022, with an effective date of November 15, 2022, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time), that certain Consent, Limited Waiver and Fourth Amendment to Credit Agreement and Amendment to Notes dated as of February 3, 2023, with an effective date of December 23, 2022 (the “Fourth Amendment”), that certain Fifth Amendment to Credit Agreement dated as of March 13, 2023, with an effective date of February 28, 2023, that certain Sixth Amendment to Credit Agreement dated as of April 3, 2023, that certain Seventh Amendment to Credit Agreement dated as of May 1, 2023, with an effective date of April 28, 2023 (the “Seventh Amendment”), and as may otherwise be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement), by and among Verve Cloud, Inc., a Nevada corporation formerly known as T3 Communications, Inc. (the “Company”), T3 Communications, Inc., a Florida corporation (“T3FL”), Verve Cloud, Inc., a Texas corporation formerly known as Shift8 Networks, Inc. (“VerveTX”), Nexogy, Inc., a Florida corporation (“Nexogy”), Next Level Internet, Inc., a California corporation (“Next Level; and together with T3FL, VerveTX and Nexogy, being referred to herein individually as a “Guarantor” and collectively as the “Guarantors”; the Company and the Guarantors being hereinafter referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), the Lenders party thereto, and Post Road Administrative LLC, a Delaware limited liability company, as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”).

The Company has promised to pay accrued interest on the Loans in arrears on the first Business Day of each calendar month (each such Business Day, an “Interest Payment Date”). Any failure by the Company to make a monthly interest payment within five (5) calendar days of the respective Interest Payment Date shall constitute an Event of Default under Section 13.1.1 (Non-Payment of Loans) of the Credit Agreement.

Pursuant to Section 3.3 (Interest Payments; PIK) of the Credit Agreement, the Company may elect to defer until the Maturity Date payment of accrued and unpaid interest otherwise due and payable with respect to the Loans on the Interest Payment Date in accordance with the Original PIK Option and the Fourth Amendment PIK Option. All accrued and unpaid interest, the payment of which is so deferred, shall be compounded and added to the unpaid principal balance of the applicable Loan.

Pursuant to the Seventh Amendment, the Administrative Agent and the Lenders agreed to, among other things, defer the cash interest otherwise due and payable under the Term Loan A and the Term Loan C by the Company on the April 3, 2023 and the May 1, 2023 Interest Payment Dates to the June 1, 2023 Interest Payment Date.

Subject to the terms and conditions contained herein, the Company, the Administrative Agent and the Lenders have agreed to (i) the capitalization of all accrued and unpaid cash interest due and payable by the Company under the Term Loan A and the Term Loan C as of August 4, 2023 (the “Effective Date”) (such capitalized interest to be added to the unpaid principal balance of the applicable Loan on the Effective Date), (ii) the Company’s payment in kind of all interest accruing, and otherwise due and payable, under the Loans after the Effective Date until the Maturity Date, and (iii) amend the Credit Agreement and the Term Loan C Note to replace the “August 4, 2023” date therein with “November 2, 2023,” in order to extend the outside Maturity Date of the Term Loan C ninety (90) days from the Effective Date.

In consideration of the foregoing, the parties hereto are entering into this Letter Agreement (this “Letter Agreement”) in order to evidence their understandings with respect thereto. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, and their respective successors and assigns, do hereby mutually covenant and agree as follows:

1. The parties acknowledge and agree that as of the Effective Date, and prior to giving effect to the capitalization of the Unpaid Interest pursuant to Paragraph 2 below, or the capitalization of the Amendment Fee pursuant to Paragraph 6 below, the outstanding principal balance of the Term Loan A is $23,888,015.07 and the outstanding principal balance of the Term Loan C is $11,132,437.13.

2. Notwithstanding anything contained in the Credit Agreement or the other Loan Documents to the contrary, the Company, the Administrative Agent and the Lenders agree to capitalize all accrued and unpaid cash interest otherwise due and payable by the Company under the Loans as of the Effective Date (including, without limitation, all accrued and unpaid cash interest that was otherwise due and payable by the Company on the April 3, 2023, May 1, 2023, June 1, 2023, July 3, 2023 and August 1, 2023 Interest Payment Dates) (all such accrued and unpaid cash interest, the “Unpaid Interest”). The Unpaid Interest shall be capitalized and added to the outstanding principal balance of the Term Loan A or the Term Loan C, as applicable, on the Effective Date, and shall be due and payable by the Company in cash on the Maturity Date in accordance with the Credit Agreement and the other Loan Documents. The Administrative Agent and the Lenders hereby waive the Events of Default existing under Section 13.1.1(b) (Non-Payment of the Loans) of the Credit Agreement as a result of the Company’s failure to pay the Unpaid Interest within five (5) days after the date when due. This waiver is being given for, and is applicable to, only the Unpaid Interest, and shall not be deemed to be a waiver of, or a consent to, any other failure to comply with any other provision of the Credit Agreement, to any presently existing or future Unmatured Event of Default, or to any other presently existing or future Event of Default (including, without limitation, the Specified Defaults (as defined in the Fourth Amendment)). Such waiver shall not prejudice or constitute a waiver of any right or remedies that the Administrative Agent and the Lenders may have or be entitled to with respect to any other breach of any other provision of the Credit Agreement.

3. As a result of the capitalization of the Unpaid Interest pursuant to Paragraph 2 above, and prior to giving effect to the capitalization of the Amendment Fee pursuant to Paragraph 6 below, the parties acknowledge and agree that as of the Effective Date the outstanding principal balance of the Term Loan A is $25,155,276.15 and the outstanding principal balance of the Term Loan C is $11,723,013.80.

4. Notwithstanding anything contained in the Credit Agreement or the other Loan Documents to the contrary, and unless otherwise agreed to in writing by the Administrative Agent and the Lenders, all interest accruing under the Loans after the Effective Date shall be paid by the Company in kind by increasing on a ratable basis the outstanding principal amount of each Loan on the applicable Interest Payment Date by the amount of interest so paid in kind (the “PIK Interest”). Following an increase in the outstanding principal amount of each of the Term Loan A and the Term Loan C as a result of the occurrence of PIK Interest, interest shall accrue be payable on such increased amount of the Loans from and after the date of the occurrence of PIK Interest in accordance with the Credit Agreement. Unless prepaid, all PIK Interest shall be due and payable by the Company in cash on the Maturity Date in accordance with the Credit Agreement and the other Loan Documents.

5. Subject to the terms contained herein, the Loan Parties, the Administrative Agent and the Lenders hereby agree to amend the Credit Agreement by replacing the “August 4, 2023” date within the definition of “Maturity Date” in Section 1.1 (Definitions) with “November 2, 2023,” and agree to amend the Term Loan C Note by replacing the “August 4, 2023” date in the fourth paragraph thereto with “November 2, 2023.” Additionally, each of the Parent and each Loan Party agrees to use its commercially reasonable efforts to take, or cause to be taken, all commercially reasonable actions to enter into amendments to the Credit Agreement and certain of the other Loan Documents with the Administrative Agent and the Lenders, and to execute and deliver such other agreements, certificates and documents related thereto as reasonably requested by the Administrative Agent, all within forty-five (45) days of the Effective Date and in form and substance acceptable to the Administrative Agent and the Lenders.

6. In consideration of the Administrative Agent’s agreement to enter into this Letter Agreement, and in addition to the payments of principal and interest required under the Credit Agreement and the other Loan Documents, the Loan Parties covenant and agree to pay to Administrative Agent a one- time non-refundable fee on each Loan equal to (a) what the outstanding principal balance of each Loan would have been on the Effective Date had all accrued and unpaid cash interest that was otherwise due and payable by the Company on the April 3, 2023, May 1, 2023, June 1, 2023, July 3, 2023 and August 1, 2023 Interest Payment Dates been capitalized and added to the outstanding principal balance of such Loan (those outstanding principal balances being $25,195,577.26 with respect to the Term Loan A and $11,741,795.16 with respect to the Term Loan C), less (b) the current outstanding principal balance of the respective Loan referenced in Paragraph 3 above (collectively, the “Amendment Fee”), which Amendment Fee shall be deemed fully earned on the date of this Letter Agreement. The Amendment Fee applicable to the Term Loan A is $40,301.11 and the Amendment Fee applicable to the Term Loan C is $18,781.36. The Amendment Fee shall be additional interest that has accrued on, and shall be capitalized and added to the outstanding principal amount of the Term Loan A or the Term Loan C, as applicable, as of the Effective Date.

7. As a result of the capitalization of both the Unpaid Interest and the Amendment Fee, the parties acknowledge and agree that as of the Effective Date the outstanding principal balance of the Term Loan A is $25,195,577.26 and the outstanding principal balance of the Term Loan C is $11,741,795.16.

8. The parties acknowledge and agree that neither this Letter Agreement, nor any act or omission on the part of the Administrative Agent or any other Lender, shall constitute a waiver of any Unmatured Event of Default or Event of Default, except as expressly set forth in Paragraph 2 above, or of any rights and remedies available to the Administrative Agent or any other Lender under the Loan Documents, this Letter Agreement, any other agreement or otherwise, all of which are hereby reserved.

9. Nothing in this Letter Agreement shall amend, supplement or otherwise modify, or shall be construed to amend, supplement or otherwise modify, the terms and conditions set forth in the Credit Agreement or any of the other Loan Documents, including, without limitation, the Fourth Amendment, except as expressly set forth in Paragraphs 2, 4 and 5 above. Administrative Agent and the Lenders specifically reserve all of their rights, powers and remedies available under and pursuant to the Credit Agreement and each of the other Loan Documents, at law and in equity. Additional events may have occurred that would constitute further Unmatured Events of Default or Events of Default. Administrative Agent and the Lenders hereby reserve the right to declare any such events as Unmatured Events of Default or Events of Default, as applicable, at any time in the future. Any failure to specify such events in this Letter Agreement shall in no way constitute a waiver of any Unmatured Event of Default or Event of Default resulting from such events.

10. This Letter Agreement shall be deemed effective and in full force and effect as of the Effective Date upon Administrative Agent’s receipt of a duly executed counterpart of this Letter Agreement signed by each of the parties hereto.

11. Except as expressly modified hereby, the parties hereto ratify and confirm each and every provision of the Credit Agreement, including, without limitation, each of the Specified Defaults set forth in the Fourth Amendment, as if the same were set forth herein. In the event that any of the terms and conditions in the Credit Agreement conflict in any way with the terms and provisions hereof, the terms and provisions hereof shall prevail.

12. This Letter Agreement is one of the Loan Documents, and shall be governed by, and construed in accordance with, the laws of the State of New York.

13. This Letter Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties hereto agree that this Letter Agreement may be executed via electronic digital signature (i.e., DocuSign), and signature pages may be transmitted between them by facsimile or by electronic mail and that faxed, .pdf and electronic digital signatures may constitute original signatures and that a faxed or .pdf signature page containing the signature (faxed, .pdf, electronic digital or original) is binding upon the parties hereto.

[Signatures appear on the following pages]

Sincerely,

POST ROAD ADMINISTRATIVE LLC, a Delaware limited liability company

By:	/s/ Michael Bogdan
Name:	Michael Bogdan
Title:	Authorized Signatory

[Acknowledgements appear on following pages]

LENDERS:

POST ROAD SPECIAL OPPORTUNITY FUND II LP,
a Delaware limited partnership

By:	/s/ Michael Bogdan
Name:	Michael Bogdan
Title:	Authorized Signatory

[Acknowledgements continue on following pages]

LOAN PARTIES:

VERVE CLOUD, INC., a Nevada corporation, as the Company,
formerly known as T3 Communications, Inc.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer

T3 COMMUNICATIONS, INC., a Florida corporation

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer

VERVE CLOUD, INC., a Texas Corporation formerly known as Shift8 Networks, Inc.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer

NEXOGY, INC., a Florida corporation

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer

NEXT LEVEL INTERNET, INC., a California corporation

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	Chief Executive Officer

[Acknowledgements continue on following page]

PARENT:

DIGERATI TECHNOLOGIES, INC., a Nevada corporation

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer